Exhibit 99.1

ARIAD Announces That Its Partner, Merck, Has Submitted for Approval of Ridaforolimus, an Investigational mTOR Inhibitor, in the European Union

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 1, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that its ridaforolimus partner, Merck, has submitted a marketing authorization application (MAA) for ridaforolimus with the European Medicines Agency (EMA). The submission occurred on July 29, 2011 and marks the start of Merck’s global submission strategy for ridaforolimus that includes Europe, the U.S., Canada, Asia-Pacific and Latin America and other key markets around the world.

ARIAD expects Merck to submit a new drug application (NDA) in the U.S. shortly. If approved, ARIAD believes that oral ridaforolimus, an investigational mTOR inhibitor, would be the first molecularly targeted drug for the treatment of patients with metastatic sarcomas and the first sarcoma drug to be approved for use in the maintenance setting.

“We are delighted by the submission for regulatory review of ridaforolimus in the European Union,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We look forward to the submission of additional filings on ridaforolimus and to the review of ridaforolimus as a potential new treatment option for patients with metastatic soft-tissue and bone sarcomas.”

Following completion of the administrative validation process for the MAA by the EMA, which is targeted for mid-August, the application will have been accepted, and the scientific review will begin. Acceptance of the MAA will trigger a $25 million milestone payment by Merck to ARIAD. Approval of ridaforolimus in the U.S. will secure a $25 million milestone payment by Merck to ARIAD, and approval to sell ridaforolimus, including pricing approval, in the European Union will secure a $10 million milestone payment.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD’s product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD’s second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical and regulatory developments for our product candidates. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors:
Maria E. Cantor, (617) 621-2208
Maria.cantor@ariad.com
or
For Media:
Liza Heapes, (617) 621-2315
Liza.heapes@ariad.com